Exhibit 5.1

Oficina principal/

Main office:

PH ARIFA, piso 10, Boulevard Oeste

Santa Maria Business District

Apartado 0816-01098

Panama, Republica de Panama

Tel.: +507 205-7000

Fax: +507 205-7001 / 02

E-mail: panama@arifa.com

www.arifa.com

February 25, 2019

McDermott International, Inc.

757 N. Eldridge Parkway

Houston, Texas 77079

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by McDermott International, Inc., a Panamanian corporation (“McDermott”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 6,773,094 shares of common stock of McDermott, par value $1.00 per share (the “Common Stock”), that may be issued to the selling shareholders named in the Registration Statement (or certain transferees thereof) upon exercise of currently outstanding Series A warrants of McDermott (the “Warrants”), and an indeterminate number of shares of Common Stock that may be issued upon redemption of McDermott’s 12% redeemable preferred stock, par value $1.00 per share (the “Redeemable Preferred Stock”), in conjunction with certain change-of-control transactions, as well as upon exercise of the Warrants as a result of anti-dilution adjustments (collectively, the “Shares”), which Shares may be sold by such selling shareholders (or transferees) from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with such securities are being passed upon for you by us. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

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In our capacity as your Panamanian counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of McDermott’s Amended and Restated Articles of Incorporation and Amended and Restated By-laws, each as amended to date (the “Charter Documents”), the Warrants, the Warrant Agreement dated as of November 29, 2018 among McDermott, Computershare Inc. and Computershare Trust Company, N.A. (the “Warrant Agreement”) and corporate records of McDermott, including minute books as furnished to us by you, certificates of public officials and of representatives of McDermott, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving the opinions set forth herein, we have relied, to the extent we deemed appropriate, with respect to factual matters, upon certificates, statements or other representations of officers or other representatives of McDermott and of public officials, and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic. In connection with the opinions set forth herein, we have assumed that:

(a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act;

(b) a prospectus supplement, if required, will have been prepared and filed with the Commission;

(c) all Shares will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and in any applicable prospectus supplement;

(d) the Shares and any certificates in respect thereof, upon exercise of the Warrants, will be delivered in accordance with the terms and provisions of the Warrants and the Warrant Agreement;

(e) any redemption of the Redeemable Preferred Stock effected with the Shares and any issuance of Shares upon exercise of the Warrants will be made in accordance with the Charter Documents and the applicable laws of the Republic of Panama;

(f) certificates representing the Shares will have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of McDermott, in each case in accordance with the provisions of the Charter Documents;

On the basis of and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. McDermott is a corporation duly incorporated and validly existing in good standing under the laws of the Republic of Panama.

2. The Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with the terms and provisions of the Warrants and the Warrant Agreement or upon redemption of the Redeemable Preferred Stock, will be validly issued, fully paid and nonassessable.

3. The courts of the Republic of Panama will enforce judgments of United States courts in actions against McDermott obtained in such courts predicated on the civil liability provisions of the United States federal securities laws, provided (i) any such judgment is approved by the Supreme Court of Panama, (ii) such foreign court grants reciprocity to the enforcement of judgments of courts of Panama, (iii) the party against whom the judgment was rendered, or its agent, was personally served in such action within such foreign jurisdiction, (iv) the judgment arises out of a personal action against the defendant, (v) the obligation in respect of which the judgment was rendered is lawful in Panama and does not contradict the public policy of Panama, (vi) the judgment is properly authenticated by diplomatic or consular officers of Panama or by an Apostille pursuant to the 1961 Hague Convention Abolishing the Requirement of Legalization of Foreign Public Documents, and (vii) a copy of the final judgment is translated into Spanish by a licensed translator in Panama.

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4. The courts of the Republic of Panama will not impose, in original actions, liabilities against McDermott predicated solely on the United States federal securities laws.

We also confirm that the statement in the Registration Statement under the heading “Enforceability of Civil Liabilities” which attributes certain opinions to us is correct.

We limit the opinions we express above in all respects to matters of the laws of the Republic of Panama as in effect on the date hereof. This opinion is to be governed by and construed in accordance with the laws of the Republic of Panama and is limited to, and is given on the basis of, current practice in Panama.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose written consent Section 7 of the Act requires to be filed.

Very truly yours,

/s/ ARIAS, FABREGA & FABREGA